Exhibit (e)
DISTRIBUTION REINVESTMENT PLAN
OF
GLADSTONE LENDING CORPORATION
     Gladstone Lending Corporation, a Maryland corporation (the “Corporation”), hereby adopts the following plan (the “Plan”), effective                     , 2010, with respect to distributions declared by its Board of Directors on shares of its Common Stock:
     1. Each stockholder of record may enroll in the Plan by providing the Plan Agent with written notice, except that a stockholder may only participate in the Plan, and sales to a stockholder under the Plan may only occur, if the Corporation maintains its registration in the stockholder’s state of residence. To enroll in the Plan, such stockholder shall notify ACS Securities Services, Inc., the Plan administrator and the Corporation’s transfer agent and registrar (collectively the “Plan Administrator”), in writing so that such notice is received by the Plan Administrator no later than the record date fixed by the Board of Directors for the distribution involved. If a stockholder elects to enroll in the Plan, all distributions thereafter declared by the Board of Directors shall be payable in shares of the Common Stock of the Corporation, and no action shall be required on such stockholder’s part to receive a distribution in stock. If a stockholder wishes to receive its distributions in cash, no action is required.
     2. The Corporation intends to authorize and declare distributions on a monthly basis or on such other date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date for the distribution involved. The Corporation intends to pay distributions on a monthly basis beginning no later than the first month after the month in which the minimum offering requirement is met.
     3. The Corporation shall use newly-issued shares of its Common Stock to implement the Plan. Shares issued pursuant to Plan will be issued on the same date that the Corporation holds the first closing of the month (“First Monthly Closing”) for the sale of shares in connection with the Corporation’s continuous offering (“Offering”) pursuant to its registration statement on Form N-2, file no. 333-166424. The First Monthly Closing will generally be on the 10th of each month, or the next business day if the 10th falls on a Saturday, Sunday or federal holiday. The number of newly-issued shares to be issued to a stockholder shall be determined by dividing the total dollar amount of the distribution payable to such stockholder by a price equal to 95% of the price that the shares are sold in the Offering on such closing date. There will be no selling commissions, dealer manager fees or other sales charges on shares issued to a stockholder. The Corporation shall pay the Plan Administrator’s fees under the Plan.
     4. The Plan Administrator will set up an account for shares acquired pursuant to the Plan for each stockholder who has elected to enroll in the Plan (each a “Participant”). The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee.
     5. The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof. Distributions on fractional shares will be credited to each Participant’s account. In the event of termination of a Participant’s account under the Plan, the Plan Administrator will adjust for any such undivided fractional interest in cash at the market value of the Corporation’s shares at the time of termination, based on the closing price of the shares on the closing date immediately following such termination.
     6. The Plan Administrator will forward to each Participant any Corporation related proxy solicitation materials and each Corporation report or other communication to stockholders, and will vote any shares held by it under the Plan in accordance with the instructions set forth on proxies returned by Participants to the Corporation.
     7. In the event that the Corporation makes available to its stockholders rights to purchase additional shares or other securities, the shares held by the Plan Administrator for each Participant under the Plan will be used in calculating the number of rights to be issued to the Participant.
     8. The Plan Administrator’s service fee, if any, and expenses for administering the Plan will be paid for by the Corporation.
     9. Each Participant may terminate his, her or its account under the Plan by filling out a disbursement change form and sending the form to the Plan Administrator. Participant’s can e-mail investorservices@acs-inc.com to request a copy of this form. To terminate your account, Participants must send the disbursement change form to the Plan Administrator at: ACS Securities Services, Inc. 3988 N. Central Expressway, Building 5, floor 6, Dallas, Texas 75204 or by sending the completed form to the Plan Administrator at the following e-mail address: investorservices@acs-inc.com. Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator at least 2 days prior to any distribution record date; otherwise, such termination will be effective only with respect to any subsequent distribution.
     10. The Corporation may terminate the Plan at any time upon written notice to each Participant at least 30 days prior to any record date for the payment of any distributions. Upon any termination, the Plan Administrator will credit the Participant’s account for the full shares held for the Participant under the Plan and a cash adjustment for any fractional share to be delivered to the Participant without charge to the Participant. If a Participant elects by his, her or its written notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his, her or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15 transaction fee plus a $0.10 per share brokerage commission from the proceeds.
     11. In addition, the Corporation may amend or supplement the Plan at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by sending to each Participant appropriate notice at least 10 days prior to the effective date thereof. Such notice may be sent electronically to each Participant The amendment or supplement shall be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its account under the Plan. Any such amendment may include changes to the timing and payment of the monthly distribution, an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions, or any other amendments that may be deemed appropriate. Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Corporation will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Corporation held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.
     12. The Plan Administrator will at all times act in good faith and use its best efforts within reasonable limits to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and shall not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.
     13. These terms and conditions shall be governed by the laws of the State of Maryland.

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